Exhibit 10.22

EXECUTION COPY

AMENDMENT TO THE FEI COMPANY

NON-NEGOTIABLE PROMISSORY NOTE (STOCK PURCHASE)

This Amendment to the Note (as defined hereafter) is made as of June 24, 2002 by and between FEI Company, an Oregon corporation (the “Company”), and Vahe Sarkissian, an individual (“Maker”).

WHEREAS, pursuant to the terms of a Restricted Stock Purchase Agreement, dated as of June 25, 1998 (the “Agreement”), by and between the Company and Maker, the Company issued to Maker a Non-Negotiable Promissory Note, dated as of June 25, 1998 in the principal amount of $1,115,530 (the “Note”);

WHEREAS, pursuant to the Note, the principal and all accrued and unpaid interest on the Note is due and payable on June 24, 2002 (the “Repayment Date”);

WHEREAS, the Company and Maker desire to extend the Repayment Date of the Note to June 24, 2004;

WHEREAS, pursuant to the Note, interest accrues on the unpaid principal balance outstanding at a rate of five and 58/100 percent (5.58%) per annum; and

WHEREAS, the Company and Maker desire to increase the rate at which interest accrues on the unpaid balance outstanding to a current market interest rate of five and 75/100 percent (5.75%) per annum;

NOW, THEREFORE, in consideration of the foregoing, and the agreements set forth below, the parties hereby agree as follows:

1.             Section 1 of the Note (and only such section of the Note) is hereby amended and restated in its entirety to read as follows:

“Interest.  Interest shall accrue on the unpaid principal balance outstanding hereunder at the rate of five and 58/100 percent (5.58%) per annum; provided, however, that beginning as of June 25, 2002, interest shall accrue at the rate of five and 75/100 percent (5.75%) per annum.  Interest shall be compounded annually and shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual number of days elapsed.”

2.             Section 2 of the Note (and only such section of the Note) is hereby amended and restated in its entirety to read as follows:

“Maturity.  The principal amount of this note, together with all accrued and unpaid interest thereon, shall be due and payable on June 24, 2005.”

3.             Maker acknowledges that it is his current intention to apply a portion of the proceeds of any sale of Company common stock (or the common stock of any successor entity) by Maker prior to the maturity of the Note (as amended) toward the prepayment of amounts owed under the Note (as amended).

This Amendment shall be construed in accordance with the laws of the State of Oregon, regardless of the choice of law rules applicable in such state.

This Amendment may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

THE COMPANY

FEI COMPANY

By:	/s/ Bradley J. Thies
Bradley J. Thies
Vice President and General Counsel

MAKER

/s/ Vahé A. Sarkissian
Vahe Sarkissian

Signature Page to

Amendment to the FEI Company

Non-Negotiable Promissory Note (Stock Purchase)